MANAGED PORTFOLIO SERIES

FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of the November 13, 2013, to the Distribution Agreement, dated as of April 6, 2011, (the "Agreement"), is by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) on behalf of its series, and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Nuance Mid Cap Value Fund; and

WHEREAS, Section 12 (B) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC

By: /s/ James R. Arnold	By: /s/ James R. Schoenike

Name: James R. Arnold	Name: James R. Schoenike

Title: President	Title: President

Amended Exhibit A
to the
Distribution Agreement

Separate Series of Managed Portfolio Series

Name of Series
Nuance Concentrated Value Fund
Nuance Mid Cap Value Fund